This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier (a) revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact; or (b) superseded by a new power of attorney regarding the purposes outlined in the first paragraph hereof dated as of a later date. In any case, this Power of Attorney will automatically expire on December 31, 2024. IN WITNESS WHEREOF. the undersigned has caused this Power of Attorney to be executed as of this 22 day of December, 2023.